Exhibit 10.3

EXECUTION COPY

First Amendment of

Jacksonville Savings Bank

Two-Year Change in Control Agreement

for Diana Tone

This First Amendment (the “First Amendment”) of the Jacksonville Savings Bank Two-Year Change in Control Agreement for Diana Tone is made and entered into as of January 17, 2018 (the “Effective Date”), by and between Jacksonville Savings Bank (the “Bank”), Diana Tone (the “Executive”), and CNB Bank Shares, Inc. (“CNB”) and CNB Bank & Trust, N.A. (“CNB Bank” and together with the Bank, CNB and the Executive, the “Parties”).

Recitals

A.           The Bank is a wholly-owned subsidiary of Jacksonville Bancorp, Inc. (“Jacksonville”).

B.           Jacksonville and CNB have entered into that certain Agreement and Plan of Merger among CNB Bank Shares, Inc., Jacksonville Bancorp, Inc. and CNB Acquisition, Inc. dated as of January 17, 2018 (the “Merger Agreement”).

C.           The Bank and the Executive previously entered into that certain Jacksonville Savings Bank Two-Year Change in Control Agreement for Diana Tone (the “Change in Control Agreement”).

D.           Pursuant to Section 8 of the Change in Control Agreement, the Change in Control Agreement may be amended by written agreement signed by the Bank and the Executive.

E.           In connection with the transactions contemplated by the Merger Agreement, the Parties desire to continue the Executive’s employment pursuant to the terms of the Change in Control Agreement as amended by this First Amendment.

Agreement

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly agree as follows:

1.           This First Amendment shall be contingent on the closing of the merger transaction contemplated in the Merger Agreement (the “Merger”). If the Merger does not occur for any reason, this First Amendment will be null and void as of the date of the public announcement of the cancellation of the intent to complete the Merger.

2.           The Parties acknowledge that the Merger shall constitute a Change in Control as defined under Section 2(a) of the Change in Control Agreement.

3.           The existing final sentence of Section 1 of the Change in Control Agreement shall be deleted and replaced with the following new sentences:

“Notwithstanding the foregoing, in the event of a ‘Change in Control’ as defined herein, this Agreement shall automatically renew for a term of 24 months following the effective date of such Change in Control, and shall then expire and be of no further force or effect. If Executive’s employment terminates for any reason following the expiration of this Agreement pursuant to the preceding sentence, Executive shall not be entitled to any payments or benefits hereunder.”

4.           Section 2(b) of the Change in Control Agreement shall be deleted and replaced with the following:

“(b)        Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination by Executive following a Change in Control if, without Executive’s express written consent, any of the following occurs during the term of the Agreement:

(i)           failure to appoint Executive to the New Position (as defined below) immediately following the consummation of the Merger or immediately following the consummation of the merger of the Bank into CNB Bank;

(ii)          any reduction in base salary in effect immediately prior to the Change in Control, or a material reduction in the employee benefits provided to Executive in effect immediately following the Change in Control, other than an across-the-board reduction or change that is applicable to all similarly-situated employees;

(iii)         a material change to Executive’s New Position to become one of lesser responsibility, importance or scope;

(iv)         a relocation of Executive’s principal place of employment by more than 30 miles from its location in effect immediately prior to the Change in Control;

(v)          a liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive; or

(vi)         any other breach of this Agreement by the Bank.

provided, however, that prior to any termination of employment for Good Reason, Executive must first provide written notice to the Bank (or its successor) within 60 days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within 30 days of the date the Bank received the written notice from Executive, unless the Bank waives the cure period. If the Bank remedies the condition within such 30-day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such 30-day cure period, then Executive may deliver a Notice of Termination (as defined in Section 4 hereof) for Good Reason at any time within 60 days following the expiration of such cure period, or earlier if the Bank waived the cure period.

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Notwithstanding the foregoing, the parties agree that following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger among CNB Bank Shares, Inc., Jacksonville Bancorp, Inc. and CNB Acquisition, Inc. dated as of January 17, 2018 (the ‘Merger Agreement’), Executive’s new title with the surviving organization shall be Chief Financial Officer of the Bank, and immediately following the consummation of the merger of the Bank with and into CNB Bank, Chief Financial Officer of CNB Bank and CNB or a substantially similar, but not lesser, title and Executive’s new duties shall be commensurate with such new title (the ‘New Position’). Executive acknowledges and agrees that Executive is voluntarily agreeing to the New Position and further acknowledges and agrees that the New Position will not give rise to Good Reason for purposes of this Agreement.”

5.           CNB Bank shall assume and agreed to perform the Bank’s obligations under the Change in Control Agreement immediately following the consummation of the Merger.

6.           For the sole purpose of agreeing to the New Position, CNB Bank Shares, Inc. will become a party to this Agreement.

7.           In all other respects, the Change in Control Agreement shall remain unchanged and in full force and effect.

[Signature page follows.]

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In witness whereof, the Bank, CNB Bank and CNB. have caused this First Amendment to be executed in their names and on behalf of each, and the Executive acknowledges understanding and acceptance of, and agrees to, the terms of this First Amendment, all as of the Effective Date.

Jacksonville Savings Bank

By:	/s/ Richard A. Foss

Print Name:	Richard A. Foss

Title:	President and Chief Executive Officer

Diana Tone

/s/ Diana Tone

CNB Bank & Trust, N.A.

By:	/s/ Shawn L. Davis

Print Name:	Shawn L. Davis

Title:	President and Chief Executive Officer

CNB Bank Shares, Inc.

By:	/s/ James T. Ashworth

Print Name:	James T. Ashworth

Title:	President

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